CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of Asia Pacific Wire & Cable Corporation Limited of our report dated March 31, 2025 relating to the financial statements, which appears in Asia Pacific Wire & Cable Corporation Limited's Annual Report on Form 20-F for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers, Taiwan
Taipei, Taiwan
Republic of China
August 29, 2025